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                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549


                                     FORM 11-K


(Mark One)
(x) ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
     For the fiscal year ended December 26, 1997
OR
( ) TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (No Fee Required)
     For the transition period from _______ to ________


                           Commission File Number 1-8544


                                    APL LIMITED
               (Exact name of registrant as specified in its charter)



     Delaware                                                         94-2911022
(State or other jurisdiction of                                 (I.R.S. Employer
incorporation or organization)                               Identification No.)



                                   1111 Broadway
                                 Oakland, CA  94607
                      (Address of principal executive offices)
                   Registrant's telephone number: (510) 272-8000

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TABLE OF CONTENTS

PART IV


ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 11.K

a.)  Documents filed as part of this report:

 3.    Exhibits required by Item 601 of Regulation S-K

       The following documents are exhibits to this Form 11-K

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
Exhibit No.    Description of Document
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
99.1 Form 11-K Annual Report for the APL Limited SMART Plan for the plan year ended December 31, 1997.

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SIGNATURES

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SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                                 APL LIMITED
                                                                (Registrant)


                                                         By /s/  Neal West
                                                           ------------------
                                                                 Neal West
                                                                 Controller
                                                                June 26, 1998


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